EXHIBIT (10)-1


                               CHANGE-IN-CONTROL
                              SEVERANCE AGREEMENT


      THIS AMENDED AND RESTATED CHANGE-IN-CONTROL SEVERANCE AGREEMENT (this "Agreement") by and between AEROQUIP-VICKERS, INC., an Ohio corporation (the "Company"), and Darryl F. Allen (the "Executive"), dated this 30th day of June, 1998.

      WITNESSETH THAT:

      WHEREAS, the Company recognizes that today's business environment makes it difficult to attract and retain highly qualified executive and key professional personnel unless a degree of security can be offered to those individuals against organizational and personnel changes which frequently follow a change in control of a corporation; and

      WHEREAS, even rumors of change-in-control transactions may cause key employees to consider major career changes in an effort to assure financial security for themselves and their families; and

      WHEREAS, the Company desires to assure fair treatment of its key employees in the event of a change in control and to allow them to make critical career decisions without undue time pressure and financial uncertainty, increasing their willingness to remain with the Company notwithstanding the outcome of a possible change-in-control transaction; and

      WHEREAS, the Company recognizes that many of its key management employees will be involved in evaluating or negotiating any offers, proposals, or other transactions which could result in a change in control of the Company and, recognizing the fiduciary obligations of such executives, believes that it is in the best interests of the Company and its shareholders to provide additional assurance that such key employees are in a position, free from personal economic and employment considerations, to be able as a practical matter to objectively assess and aggressively pursue the interests of the Company's shareholders in making these evaluations and carrying on such negotiations;

      NOW THEREFORE, the parties agree as follows:

            1. Definitions. When used herein, the following terms shall have the meanings set forth below:

                        A. "Average Total Compensation" shall mean the sum of the amounts determined under clauses (i) and (ii) below.

                                          (i)   The higher of the Executive's
                           annual base salary (without giving effect to any elected deferrals to a plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code") or any similar qualified or nonqualified plan) in effect on (x) the day immediately prior to the day on which the Change in Control occurred, or
                           (y) the Executive's Resignation Date or Termination Date, as the case may be.


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                                          (ii)(a)     If the Executive has
                           been employed by the Company for the last three full consecutive calendar years, the average of the two highest aggregate short-term annual incentive awards received by the Executive under the Incentive Compensation Plan attributable to services performed by the Executive during any calendar year in the last five full calendar years (without regard to when such awards were paid or accrued); or

                                          (ii)(b)     If the Executive has
                           been employed by the Company for at least one, but less than three full consecutive calendar years, the average of the aggregate short-term annual incentive awards received by the Executive under the Incentive Compensation Plan attributable to services performed by the Executive during each full calendar year he has been employed by the Company (without regard to when such awards were paid or accrued); or

                                           (ii)(c)    If the Executive has
                           been employed by the Company for less than one full calendar year, the greater of (x) his guaranteed annual incentive compensation or (y) the aggregate short-term annual incentive awards to which the Executive would have been entitled under the Incentive Compensation Plan of which the Executive was a participant on the Termination Date or Resignation Date, as the case may be, if he had worked for one full calendar year at the base salary determined under clause (i) above.

                        B. A "Beneficial Owner" of Voting Stock is any Person who would be deemed to beneficially own such Voting Stock within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor rules or regulations thereto.

                        C. "Benefit Period" shall mean a period of three years, commencing with the Termination Date or Resignation Date, except that if the Executive will reach age 65 within three years after the Termination Date or Resignation Date, the Benefit Period shall mean a period of years, including fractional years, commencing with the Termination Date or Resignation Date and ending on the Executive's 65th birthday.

                        D.    "Cause" shall mean that, prior to any
                  Termination, the Executive shall have committed:

                                          (i)   an intentional act of fraud,
                        embezzlement or theft in connection with his duties or in the course of his employment with the Company or any Operating Company;



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                                          (ii)  intentional wrongful damage to
                        property of the Company or any Operating Company;

                                          (iii) intentional wrongful
                        disclosure of secret processes or confidential information of the Company or any Operating Company; or

                                          (iv)  intentional wrongful
                        engagement in any Competitive Activity;

                              and any such act shall have been materially
                  harmful to the Company. For purposes of this Agreement, no act, or failure to act, on the part of the Executive shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" only if done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding anything in this Agreement to the contrary, the Executive shall not be deemed to have been terminated for "Cause" hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board of Directors of the Company (the "Board") then in office at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive had committed an act set forth above in this Paragraph 1.D and specifying the particulars thereof in detail. Nothing herein shall limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination.

                        E. A "Change in Control" shall have occurred if any of the following events shall occur:

                                          (i)   The Company is merged,
                        consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock immediately prior to such transaction;

                                          (ii)  The Company sells or otherwise
                        transfers all or substantially all of its assets to another corporation or other legal person, and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transactions are held in the aggregate by the holders of Voting Stock immediately prior to such sale;



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                                          (iii) There is a report filed on
                        Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any Person has become the Beneficial Owner of 20% or more of the Voting Stock;

                                          (iv)  The Company files a report or
                        proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction;

                                          (v)   If during any period of two
                        consecutive years, individuals who at the beginning of any such period constitute the Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's shareholders, of each Director of the Company first elected during such period was approved by a vote of at least two-thirds of the Directors of the Company then still in office who were Directors of the Company at the beginning of any such period; or

                              Notwithstanding the foregoing provisions of
                  Paragraph 1.E(iii) or 1.E(iv) hereof, a "Change in Control" shall not be deemed to have occurred for purposes of this Agreement solely because (i) the Company, (ii) an entity in which the Company directly or indirectly beneficially owns 50% or more of the voting securities, or (iii) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company or any Operating Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D or
                  Schedule 14D-1 (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 20% or otherwise, or because the Company reports that a change in control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership.

                        F. "Competitive Activity" means the Executive's participation, without the written consent of an officer of the Company, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company and such enterprise's sales of any product or service competitive with any product or service of the Company amounted to 10% of such enterprise's net sales for its most recently completely fiscal year and if the Company's consolidated net sales of said product or service amounted to 10% of the Company's consolidated net sales for



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                              its most recently completed fiscal year.
                  "Competitive Activity" will not include (i) the mere ownership of securities in any such enterprise and the exercise of rights appurtenant thereto or (ii) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise.

                        G. "Incentive Compensation Plan" shall mean the plan approved by shareholders of the Company on April 19, 1984 (or any Operating Company Incentive Plan) and any amendments thereto and restatements thereof, or any successor plan that may become effective subsequent to the date of this Agreement and prior to a Change in Control.

                        H. "Operating Company" shall mean any corporation of which the Company owns directly or indirectly more than 50% of the outstanding stock having by its terms ordinary voting power to elect a majority of the board of directors of such corporation, irrespective of whether at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency.

                        I. "Person" shall mean any "person," as the term "person" is used and defined in Section 14(d)(2) of the Exchange Act, and any "affiliate" or "associate" of any such person, as the terms "affiliate" and "associate" are defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act as in effect on the date of this Agreement.

                        J. "Resignation" shall mean resignation by the Executive of his employment with the Company if any of the following has occurred:

                                          (i)   Failure to elect or reelect
                        the Executive to the office or the position, or a substantially equivalent office or position of or with the Company and/or an Operating Company which the Executive held immediately prior to the Change in Control, or the removal of the Executive as a Director of the Company (or any successor thereto), if the Executive shall have been a Director of the Company immediately prior to the Change in Control;

                                          (ii)  A significant adverse change
                        in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company or any Operating Company which the Executive held immediately prior to the Change in Control, a reduction in the aggregate Total Compensation received by the Executive from the Company and any Operating Company in any calendar year following the Change in Control, or the termination of the Executive's rights to any employee benefits to which he was entitled immediately prior to the Change in Control or a reduction in scope or value thereof without the prior


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                                                written consent of the
                        Executive, any of which is not remedied within 10 calendar days after receipt by the Company of written notice from the Executive of such change, reduction or termination, as the case may be;

                                          (iii) A determination by the
                        Executive (which determination will be conclusive and binding upon the parties hereto provided it has been made in good faith and in all events will be presumed to have been made in good faith unless otherwise shown by the Company by clear and convincing evidence) that as a result of the Change in Control and a change in circumstances thereafter significantly affecting his position, including without limitation, a change in the scope of the business or other activities for which he was responsible immediately prior to the Change in Control, he has been rendered substantially hindered in the performance of, or has suffered a substantial reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position held by the Executive immediately prior to the Change in Control, which situation is not remedied within 10 calendar days after written notice to the Company from the Executive of such determination;

                                          (iv)  The liquidation, dissolution,
                        merger, consolidation or reorganization of the Company or transfer of all or a significant portion of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization or otherwise) to which all or a significant portion of its business and/or assets have been transferred (directly or by operation of law) shall have assumed all duties and obligations of the Company under this Agreement pursuant to Paragraph 8 hereof;

                                          (v)   The Company shall relocate its
                        principal executive offices, or requires the Executive to have his principal location of work changed to any location which is in excess of 25 miles from the location thereof immediately prior to the Change in Control or to travel away from his office in the course of discharging his responsibilities or duties hereunder significantly more (in terms of either consecutive days or aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of the Executive prior to the Change in Control without in either case, his or her prior written consent; or

                                          (vi)  Without limiting the
                        generality or effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto.



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                        K.    "Resignation Date" shall be the last day worked
                  by an Executive who resigns his employment with the Company as provided in Paragraph 1.J of this Agreement.

                        L. "Savings Plans" shall mean the Aeroquip-Vickers Savings and Profit Sharing Plan and the Aeroquip-Vickers Supplemental Benefit Plan and any amendments thereto and restatements thereof, or any successor plans that may become effective subsequent to the date of this agreement and prior to a Change in Control.

                        M. "Termination" shall mean termination by the Company of the Executive's employment for any reason other than the following:

                  (i)   death;

                                          (ii)  Total Disability, as defined
                        in the Company's long-term disability plan then in effect, and the Executive begins actually to receive disability benefits pursuant to such disability plan; or

                  (iii) Cause.

                              The Executive may also deem himself to have been
                  terminated under this Paragraph 1.M if the aggregate cash compensation (including base salary) (without giving effect to any elected deferrals to a plan under Section 401(k) of the Code) plus awards under the Incentive Compensation Plan) received by the Executive in any calendar year following a Change in Control is an amount less than the aggregate cash compensation (including base salary (without giving effect to any elected deferrals to a plan under Section 401(k) of the Code) plus awards under the Incentive Compensation Plan) received by the Executive in the full calendar year immediately preceding the Change in Control; provided however, if the Executive was not employed by the Company during all of the full calendar year immediately preceding the Change in Control, the amount referred to above with respect to the full calendar year immediately preceding the Change in Control shall be the sum of the amounts determined pursuant to Paragraphs 1.A(i) and 1.A(ii)(c).

                        N. "Termination Date" shall be the last day worked by an Executive whose employment with the Company is terminated by the Company other than for the reasons set forth in Subparagraphs 1.M(i), (ii) or (iii) of this Agreement.

                        O. "Voting Stock" means all outstanding securities of the Company entitled to vote generally in the election of directors of the Company at the time in question.


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            2.    Operation of Agreement.  This Agreement will be effective
            and binding immediately upon its execution, but, anything in this Agreement to the contrary notwithstanding, this Agreement will not be operative unless and until a Change in Control occurs. Upon the occurrence of a Change in Control at any time during the Term, without further action, this Agreement shall become immediately operative.

            3. Payments Upon Termination. In the event of Termination within three years after a Change in Control or Resignation between six months and two years after a Change in Control, the Executive shall receive:

                        A. An amount equal to the Executive's Average Total Compensation, multiplied by the length in years, including fractional years, of the Benefit Period. This payment shall be made by the Company within thirty calendar days after the Executive's Termination Date or Resignation Date as the case may be.

                        B. A payment by the Company (or, if applicable, the Company shall cause the appropriate Operating Company to make a payment) in an amount equal to three times the Company's average aggregate contribution to the Executive's accounts in the Savings Plans for the last three full years preceding the Change in Control, to be made within thirty calendar days after the Executive's Termination Date or Resignation Date, as the case may be.

                        C. During the Benefit Period, the benefits associated with continued participation in the employee health, life insurance, disability income and other welfare benefit plans of the Company and/or any Operating Company in which he was participating immediately prior to the Change in Control, upon provisions substantially similar to or more favorable to the Executive than those contained in the respective plans as of the Termination Date or the Resignation Date; provided, however, that if participation by the Executive in any of such plans is not permitted, due to the requirements for eligibility for participation contained therein, the Company shall (or shall cause the applicable Operating Company to) pay or provide for the payment of the benefits described in those plans to the Executive and/or his dependents, or, if applicable, to his beneficiaries or estate as if he were employed by the Company during the Benefit Period in the position held by him immediately prior to the Change in Control.

                        D. Reimbursement for the cost of outplacement services rendered to the Executive as part of efforts made by the Executive to obtain employment following his Termination Date or Resignation Date.


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                        E.    If the Executive is a Disqualified Individual
                  (as the term "Disqualified Individual" is defined in Section 280G of the Code, or any successor provision thereto) and if any payment to the Executive, whether under this Agreement or otherwise, would be an Excess Parachute Payment (as the term "Excess Parachute Payment" is defined in Section 280G of the Code or any successor provision thereto) but for the application of this sentence, then the amount of the payments otherwise payable to the Executive pursuant to this Agreement shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of the payments made to the Executive, as so reduced, constitutes an Excess Parachute Payment. The reduction, if any, contemplated by the immediately preceding sentence shall be effected by reducing to the extent necessary the benefits otherwise to be provided by Paragraph 2.C hereof, and then, if necessary, by reducing the benefits otherwise to be provided by Paragraph 2.B hereof, and then, if necessary, by reducing the benefits provided by Paragraph 2.A hereof.

                        F. The determinations under Paragraph 2.E hereof shall be made by the Company's independent accounting firm.

            4. Interest. Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite "prime rate" as quoted from time to time during the relevant period in the Midwest Edition of The Wall Street Journal. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

            5. No Mitigation Obligation. The Company hereby acknowledges that it will be difficult, and may be impossible, for the Executive to find reasonably comparable employment following the Resignation Date or Termination Date, and the parties desire to avoid possible disputes with respect to mitigation and offset matters. The Company also acknowledges that, particularly in light of Paragraph 3.E hereof, its Board of Directors has, following due consideration of the matter, determined that the benefits provided by Paragraph 3 hereof are reasonable. Accordingly, the parties hereto expressly agree that the payment of the amounts specified in Paragraph 3 hereof by the Company to the Executive in accordance with the terms of this Agreement will be liquidated damages, and that the Executive shall not be required to mitigate the amounts provided for in Paragraph 3 of this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise, except that the welfare benefits provided by Paragraph 3.C hereof shall be



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                  reduced to the extent comparable welfare benefits are
            actually received by the Executive from another employer following the Executive's Resignation Date or Termination Date, as the case may be, until the expiration of the Benefit Period.

            6. Arbitration and Legal Expenses. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be settled by arbitration in the City of Toledo, Ohio, in accordance with the laws of the State of Ohio by three arbitrators, one of whom shall be appointed by the Company, one by the Executive and the third of whom shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the Chief Judge of the United States District Court for the Northern District of Ohio. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators, which shall be as provided in this Paragraph 6. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event that the Executive determines in good faith to retain legal counsel and/or incur other reasonable costs or expenses in connection with any such arbitration or to enforce any or all of the Executive's rights under this Agreement or under any arbitration award, the Company shall pay 50% of the first $10,000 of attorneys' fees, costs and expenses incurred by the Executive in connection with the enforcement of his rights, including the enforcement of any arbitration award in court, regardless of the final outcome. The Company shall pay all such costs and expenses in excess of $10,000 incurred by the Executive.

            7. Competitive Activity. During a period ending one year following the Termination Date or Resignation Date, if the Executive shall have received or shall be receiving benefits under
            Section 3, the Executive shall not, without the prior written consent of the Company, which consent shall not be unreasonably withheld, engage in any Competitive Activity.

            8. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

            9. Notices. Any notices, requests, demands and other communications, provided for in or pertinent to this Agreement shall be sufficient if delivered to the other party hereto by means of a written notice, mailed by United States registered or certified mail, return receipt requested, postage prepaid to either the Executive's last known address, or to the Company's principal executive offices, as the case may be.

            10. Governing Law. The provisions of this Agreement shall be construed and governed in accordance with the laws of the State of Ohio without giving effect to the principles of conflict laws of such State.


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            11.   Amendment.  This Agreement may be amended or canceled by
            mutual agreement of the parties in writing without the consent of any other person and, so long as the Executive lives, no person, other than the parties hereto shall have any rights under or interest in this Agreement or the subject matter hereof.

      12.   Successors and Binding Agreement.

                        A. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but shall not otherwise be assignable, transferable or delegable by the Company.

                        B. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors administrators, successors, heirs, distributees and/or legatees.

                        C. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Paragraph 12.A hereof. Without limiting the generality of the foregoing, the Executive's right to receive payments hereunder shall not be assignable, transferrable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Paragraph 12.C, the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

            13. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.


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            14.   Scope of Agreement.  This Agreement is not a contract for
            employment for any period of time, does not constitute a guarantee of employment and shall not be deemed to confer any benefit on the Executive in the absence of a Change in Control.

            15. Survival. Notwithstanding any provision of this Agreement to the contrary, the parties' respective rights and obligations under Sections 3, 4 and 6 will survive any termination or expiration of this Agreement or the termination of the Executive's employment following a Change in Control for any reason whatsoever.

            16. Term. The period during which this Agreement shall be in effect (the "Term") shall commence as of the date hereof and shall expire as of the latest of (i) December 31 of the second calendar year after the calendar year in which this Agreement is executed;
            (ii) the expiration of the Benefit Period; and (iii) three years after the date of the first Change in Control; provided, however, in the absence of a Change in Control that (A) commencing on January 1 of the calendar year after the calendar year in which this Agreement is executed and each January 1 thereafter, the date specified in clause (i) above shall be automatically extended for an additional year unless, not later than September 30 of the immediately preceding year, the Company or the Executive shall have given notice that it or he, as the case may be, does not wish to have the Term extended and (B) subject to Paragraph 14 hereof, if, prior to a Change in Control, the Executive ceases for any reason to be an employee of the Company, whether or not the Executive then becomes or continues to be an employee of an Operating Company, thereupon the Term shall be deemed to have expired and this Agreement shall immediately terminate and be of no further effect.

            17. Prior Agreement. This Agreement amends and restates the Agreement, dated as of May 23, 1991 (the "Prior Agreement"), between the Company and the Executive, which Prior Agreement shall, without further action, be superseded as of the date first above written.

      IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, and its corporate seal to be hereunto affixed and attested by its assistant secretary, all as of the day and year first above written.


                                          /S/ DARRYL F. ALLEN
                                          Executive


ATTEST:                                   AEROQUIP-VICKERS, INC.


/S/ MICHELLE L. POTTER                    By: /S/ JAMES E. KLINE
Assistant Secretary                           James E. Kline
                                              Vice President & General Counsel

(Seal)

                                     -32-